AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                          Dated as of April 15, 1996


                                 By and Among


                               HFS INCORPORATED,
                           CENTURY 21 REGION V, INC.


                                      and


                YEAGER REAL ESTATE AND FINANCIAL SERVICES, INC.







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                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I
                                  The Merger

Section 1.1   Effective Time of the Merger..................................  4
Section 1.2   Closing.......................................................  5
Section 1.3   Effects of the Merger.........................................  5
Section 1.4   Certificate of Incorporation and By-Laws......................  5
Section 1.5   Directors.....................................................  6
Section 1.6   Officers......................................................  6

                                  ARTICLE II
                           Conversion of Securities

Section 2.1   Conversion of Capital Stock...................................  7
Section 2.2   Exchange of Certificates and Cash.............................  9

                                  ARTICLE III
                 Representations and Warranties of the Company

Section 3.1   Organization.................................................. 12
Section 3.2   Capitalization................................................ 15
Section 3.3   Authority..................................................... 17
Section 3.4   Consents and Approvals; No Violations......................... 18
Section 3.5   Franchise Business............................................ 20
Section 3.6   Litigation.................................................... 25
Section 3.7   Employee Benefits............................................. 25
Section 3.8   Financial Statements.......................................... 28
Section 3.9   Absence of Undisclosed Liabilities............................ 30
Section 3.10  Absence of Certain Changes or Events; Material Agreements..... 31
Section 3.11  No Violation of Law........................................... 31
Section 3.12  Taxes......................................................... 31
Section 3.13  Labor Matters................................................. 36
Section 3.14  Licenses...................................................... 37
Section 3.15  Intellectual Property......................................... 37
Section 3.16  Brokers or Finders............................................ 39
Section 3.17  Transactions with Affiliates.................................. 39
Section 3.18  Material Agreements........................................... 40
Section 3.19  Insurance..................................................... 41
Section 3.20  Environmental Laws............................................ 41
Section 3.21  National Ad Fund.............................................. 43




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                                                                            Page

                                  ARTICLE IV
                     Representations and Warranties of HFS

Section 4.1   Organization.................................................. 44
Section 4.2   Capitalization................................................ 45
Section 4.3   Authority..................................................... 47
Section 4.4   Consents and Approvals; No Violations......................... 48
Section 4.5   SEC Reports and Financial Statements.......................... 50
Section 4.6   Brokers or Finders............................................ 51
Section 4.7   Full Disclosure............................................... 52
Section 4.8   Litigation.................................................... 52
Section 4.9   No Other Representations...................................... 52

                                   ARTICLE V
                                   Covenants

Section 5.1   Conduct of Business of the Company............................ 52
Section 5.2   Covenants of HFS.............................................. 58

                                  ARTICLE VI
                             Additional Agreements

Section 6.1   Reasonable Efforts............................................ 60
Section 6.2   Access to Information......................................... 61
Section 6.3   Stock Exchange Listing........................................ 61
Section 6.4   Employee Matters; Employee Benefit Plans...................... 61
Section 6.5   Fees and Expenses............................................. 63
Section 6.6   Pre-Merger Transactions....................................... 64
Section 6.7   Notification of Certain Matters............................... 64
Section 6.8   Deposit and Escrow............................................ 65
Section 6.9   Release and Discharge......................................... 66
Section 6.10  HFS Share Issuance............................................ 66
Section 6.11  Lease......................................................... 66
Section 6.12  Certain Tax-Related Representations,
                           Covenants and Other Matters...................... 67
Section 6.13  Computer Access............................................... 75

                                  ARTICLE VII
                                  Conditions

Section 7.1   Conditions to Each Party's Obligation To Effect the Merger.... 75
Section 7.2   Conditions of Obligations of HFS.............................. 77
Section 7.3   Conditions of Obligations of the Company...................... 81


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                                                                            Page

                                 ARTICLE VIII
                           Termination and Amendment

Section 8.1   Termination................................................... 84
Section 8.2   Effect of Termination......................................... 86
Section 8.3   Waiver of Rescission...........................................87

                         ARTICLE IX
                        Miscellaneous

Section 9.1   Effectiveness of Representations, Warranties and Agreements... 87
Section 9.2   Amendment..................................................... 88
Section 9.3   Extension; Waiver............................................. 88
Section 9.4   Notices....................................................... 89
Section 9.5   Interpretation................................................ 90
Section 9.6   Counterparts.................................................. 90
Section 9.7   Entire Agreement; No Third Party Beneficiaries................ 91
Section 9.8   Governing Law................................................. 91
Section 9.9   Jurisdiction...................................................91
Section 9.10  Specific Performance.......................................... 92
Section 9.11  Publicity..................................................... 93
Section 9.12  Assignment.................................................... 93
Section 9.13  Prevailing Party Expenses..................................... 93

                                   EXHIBITS

Exhibit A - Distribution Agreement

Exhibit B - Indemnification Agreement

Exhibit C - Certificate of Merger

Exhibit D - Escrow Agreement

Exhibit E - Non-Competition Agreement (Philip J. Yeager)

Exhibit F - Non-Competition Agreement (William P. Yeager, Sr.)

Exhibit G - Guaranty

Exhibit H - Occupancy Agreement

Exhibit I - Litigation Agreement


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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                -----------------------------------------------


     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of April 15, 1996, is entered into by and among HFS INCORPORATED, a Delaware corporation ("HFS"), CENTURY 21 REGION V, INC., a California corporation (the "Company"), and YEAGER REAL ESTATE AND FINANCIAL SERVICES, INC., a California corporation and a wholly owned subsidiary of the Company ("Spinco"). WHEREAS, the respective Boards of Directors of the Company and HFS deem it advisable and in the best interests of their respective stockholders that HFS acquire by Merger (as hereinafter defined) the Century 21 master franchising businesses and certain related assets of the Company and three of its Subsidiaries (as hereinafter defined); WHEREAS, as a business matter, HFS and its Subsidiaries desire to acquire the Century 21 master franchising businesses and certain related assets of the Company and three of its Subsidiaries but do not wish to acquire the Other Assets, including the Insurance Business (each as hereinafter defined in Section 6.12(a) of the Agreement), and HFS is unwilling to engage in a transaction to acquire such Century 21 master franchising businesses and related assets if such







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transaction would also involve the acquisition of the Other
Assets;

     WHEREAS, in order to facilitate the acquisition of such Century 21 master franchising businesses and related assets without acquiring the Other Assets, HFS has expressed its preference that such Century 21 master franchising businesses and related assets be owned at the time of the Merger by, and therefore acquired from, a single corporate owner; WHEREAS, the respective Boards of Directors of the Company and Spinco deem it advisable and in the best interests of the Company's stockholders (the "Stockholders") (a) to cause Spinco to retain, or to acquire and retain, the Other Assets and to use the Other Assets in the operation of the Insurance Business, and (b) to distribute to the Stockholders all of the outstanding capital stock of Spinco prior to the Merger;

     WHEREAS, to achieve the foregoing intentions and desires, the parties have agreed that, as a condition to and in consideration of the Merger, as provided herein and in the Distribution Agreement (as hereinafter defined), the Company and Spinco shall cause, prior to the Merger, the consummation of each of the transactions set forth in Section 6.12(c)(i) of this Agreement in the order set forth therein, including, but not limited to, the Subsidiary-

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Parent Mergers, the Brother-Sister Merger, the Transfer and
the Distribution (as such terms are hereinafter defined);

     WHEREAS, the respective Boards of Directors of the Company and HFS have determined that, following the Distribution, the merger of the Company with and into HFS (the "Merger") with HFS continuing as the surviving corporation in the Merger (the "Surviving Corporation") would be advantageous and beneficial to their respective corporations and stockholders;

     WHEREAS, as a condition to and in consideration of the transactions contemplated hereby, (a) the Company and Spinco are entering or will enter into a Reorganization and Distribution Agreement, dated as of the date hereof in the form attached as Exhibit A hereto (the "Distribution Agreement"), and
(b) Spinco and HFS will enter into an Indemnification and Tax Allocation Agreement in the form attached as Exhibit B hereto (the "Indemnification Agreement" and, together with the Distribution Agreement, the "Ancillary Agreements"); and

     WHEREAS, for federal income tax purposes, it is intended that (a) each of the Subsidiary-Parent Mergers shall qualify as a tax-free liquidation pursuant to Section 332 of the Internal Revenue Code of 1986, as amended (the "Code"),
(b) the Brother-Sister Merger shall qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, (c)


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the Transfer, together with the Distribution, shall qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (d) the Distribution shall qualify as a tax-free distribution pursuant to Section 355 of the Code and (e) the Merger shall qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                  THE MERGER

     Section 1.1 EFFECTIVE TIME OF THE MERGER. Upon the terms and subject to the conditions hereof, a certificate of merger substantially in the form attached as Exhibit C hereto (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2) and after

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filing and certification by the Secretary of State of the State of Delaware,
to the Secretary of State of the State of California, for filing, as provided in the California General Corporation Law (the "CGCL"). The Merger shall become effective immediately following the Distribution, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     Section 1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions to Closing contained in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date".

          Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL and CGCL.

          Section 1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS.

               (a) The Restated Certificate of Incorporation, as amended, of HFS in effect at the Effective Time shall


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          be the Restated Certificate of Incorporation, as amended, of the
          Surviving Corporation until amended in accordance with applicable law.

               (b) The Amended and Restated By-Laws of HFS in effect at the Effective Time shall be the Amended and Restated By-Laws of the Surviving Corporation until amended in accordance with applicable law.

          Section 1.5 DIRECTORS. The directors of HFS at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

          Section 1.6 OFFICERS. The officers of HFS at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.





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                                  ARTICLE II

                           CONVERSION OF SECURITIES

          Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock"), or the holder of any capital stock of HFS:

               (a) COMMON STOCK OF HFS. Each issued and outstanding share of Common Stock, par value $.01 per share, of HFS (the "HFS Common Stock") shall continue to be one issued and outstanding, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation and any shares of HFS Common Stock held in HFS's treasury immediately prior to the Effective Time shall continue to be held in the treasury of the Surviving Corporation at the Effective Time.

               (b) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Subject to Section 2.2(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive the number (rounded to the nearest one-thousandth of a share) of fully paid and nonassessable shares of HFS Common Stock determined by dividing


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          (i) the number of shares of HFS Common Stock determined by dividing
          $46,000,000 by the average of the closing prices of the HFS Common Stock on the New York Stock Exchange (the "NYSE") Composite Transactions Reporting System for the twenty (20) consecutive trading days immediately preceding the third (3rd) trading day prior to the date of the Closing (the "Average HFS Price") by (ii) the total number of issued and outstanding shares of Company Common Stock (after giving effect to the redemption of shares of Company Common Stock which is occurring in connection with the Distribution). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of HFS Common Stock and any cash in lieu of fractional shares of HFS Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2(a), without interest.

               (c) ADJUSTMENT OF EXCHANGE RATIO. If after the date hereof and prior to the Effective Time the outstanding shares of Company Common Stock or HFS Common



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          Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the foregoing exchange ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          Section 2.2 EXCHANGE OF CERTIFICATES AND CASH.

               (a) EXCHANGE PROCEDURES. At the Closing, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall surrender the Certificate or Certificates to Mellon Securities Trust Company, the Registrar and Transfer Agent for HFS, or to such other agent or agents as may be appointed by HFS (the "Exchange Agent") for cancellation and the Surviving Corporation shall cause the Exchange Agent to deliver to the holder of such Certificate in exchange therefor (x) a certificate representing that number of whole shares of HFS Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and (y) cash in lieu of any fractional shares of HFS Common


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          Stock to which such holder is entitled pursuant to Section 2.2(d)
          hereof, after giving effect to any required tax withholdings for failure to deliver required certifications or other information, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of HFS Common Stock and cash in lieu of any fractional shares of HFS Common Stock as contemplated by this
          Section 2.2.

               (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to HFS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HFS Common Stock which such holder is entitled to receive upon the surrender thereof in accordance with this Section 2.2 and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall so surrender such Certificate.


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               (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All
          shares of HFS Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(b) or 2.2(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

               (d) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of HFS Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HFS. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of HFS Common Stock upon surrender of Certifi-


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          cates for exchange will be entitled to receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average HFS Price.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to HFS that, except as set forth in the schedule being delivered by the Company to HFS on or prior to the date hereof, as updated on or prior to the Closing Date (the "Disclosure Schedule"), and except as contemplated by this Agreement or the Distribution Agreement:

          Section 3.1 ORGANIZATION.

               (a) Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Company. The Company and each of its Subsidiaries is duly qualified or licensed to do


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          business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company.

               (b) As used in this Agreement, any reference to (i) the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which
          (x) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party and/or by any one or more of its Subsidiaries; (ii) an entity and its Subsidiaries means such entity and each of its Subsidiaries; (iii) any reference to the "Retained Company" means the Company and Century 21 Real Estate, Inc., an Oregon corporation ("C21-Oregon"), Century 21


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               Real Estate of Washington, Inc., a Washington corporation
               ("C21-Washington"), and Century 21 Real Estate of the Northwest, Inc., an Idaho corporation ("C21-Idaho"), all of which will be merged successively into the Company and not exist as separate corporations following the consummation of the transactions contemplated by the Distribution Agreement;
               (iv) any reference to Spinco and its Subsidiaries means Spinco at the time of the Distribution and those entities that at or immediately prior to the Distribution will be direct or indirect Subsidiaries of or merged with or liquidated into Spinco; (v) any event, change or effect having a material adverse effect on or with respect to the Company means such event, change or effect which is materially adverse to the business, properties, assets, prospects, results of operations or financial condition of the Retained Company, or on the ability of any of the Company and its Subsidiaries and Spinco to consummate the transactions contemplated hereby and in the Ancillary Agreements, including the Distribution and the Merger and, in the case of Spinco, its indemnification obligations under the Indemnification Agreement; and (vi) any reference to "knowledge" of a party means actual knowledge without investigation or inquiry.


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                    (c) The Company has heretofore made available to HFS a
               complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such charters, by-laws and comparable organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Company.

               Section 3.2 CAPITALIZATION.

                    (a) As of the date hereof, the authorized capital stock of the Company consists of 50,000 shares of capital stock (the "Company Common Stock") of which 20,000 shares were issued and outstanding. All the outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights in respect thereto. As of the date hereof, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character binding on the Company or any of its Subsidiaries with respect to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its


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               Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, commitment, understanding or restriction. There are no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to voting any shares of capital stock of the Company or any of its Subsidiaries.

                    (b) Each of the outstanding shares of capital stock of
               each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation on voting rights and encumbrance of any kind.


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          Section 3.3 AUTHORITY. Each of the Company and Spinco has the
     requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company or Spinco are a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company or Spinco are a party by the Company and Spinco and the consummation by the Company and Spinco of the Distribution and the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of the Company and Spinco and approved and adopted by the requisite vote of the Stockholders of the Company and no other corporate proceedings on the part of the Company and Spinco are necessary to authorize this Agreement and the Ancillary Agreements to which the Company or Spinco are a party, the Merger or the Distribution or to consummate the transactions so contemplated (other than the formal declaration of the Distribution by the Company's Board of Directors). This Agreement and each of the Ancillary Agreements to which the Company or Spinco are a party has been or (to the extent any such agreement is not being entered into as of the date hereof) will be duly executed and delivered by the Company and Spinco and constitutes, or to the extent any


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     such agreement is not being entered into as of the date hereof will constitute, a valid and binding obligation of each of the Company and Spinco, enforceable against it in accordance with its terms except that such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) by general principles of equity (regardless of whether enforcement is sought in equity or at law).

          Section 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing of the Certificate of Merger as required by the DGCL and the CGCL, none of the execution, delivery or performance of this Agreement or the Ancillary Agreements by the Company or Spinco, or the consummation by the Company or Spinco of the transactions contemplated hereby or thereby and compliance by the Company or Spinco with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the charter or by-laws or comparable organizational documents of the Company or of any of


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     its Subsidiaries, (ii) require any filing by the Company or any of its
     Subsidiaries with, or any permit, authorization, consent or approval to be obtained by the Company or any of its Subsidiaries of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, franchise, permit, concession or other instrument, obligation, understanding, commitment or other arrangement (each, a "Contract") to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iv) result in the triggering of any right of first refusal or other right under any stockholder, partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party or (v) violate any order, writ, injunction, decree, statute, ordinance, rule or regu-


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     lation applicable to the Company or any of its Subsidiaries except, in the case of clauses (i), (ii), (iii) or (v), for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company or its Subsidiaries.

          (b) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any material Contract except for any such conflicts, defaults or violations which have not and are not likely to have a material adverse effect on the Company or any of its Subsidiaries.

          Section 3.5 FRANCHISE BUSINESS.

          (a) Attached hereto as Exhibit 3.5 is a compiled pro forma balance sheet of the Retained Company at March 31, 1996 (including any notes thereto, the "Franchise Business Balance Sheet"). Except as described on
     Exhibit 3.5 (or in the Disclosure Schedule), there has been no material change in the financial position of the Retained Company since March 31, 1996 to the date hereof, except as has resulted from the ordinary course of operation of the Retained Company. The Franchise Business Balance Sheet has been compiled in accordance with United States generally accepted accounting principles. The Franchise Business Balance Sheet presents the unaudited balance sheet at March 31, 1996 as adjusted for the distribution, assuming the distribution and all transactions set forth in Section 6.12(c)(i) of this Agreement had occurred on or before March 31, 1996. The Franchise Business Balance Sheet presents the significant effects of the indicated transactions (assuming the tax consequences are as contemplated by this Agreement), the related pro forma adjustments give appropriate effect to the transactions and assumptions and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts.

          (b) As of March 31, 1996 and as of the Closing Date, the Company, directly or indirectly, owned and will own, respectively, and had and will have, respectively, good, valid and marketable title to all of the assets reflected on the Franchise Business Balance Sheet, free and clear of any lien, claim, charge, security interest, pledge, encumbrance or other right (a "Lien") of third parties, except as may be reflected in the Franchise Business Balance Sheet or as may be set forth therein (or in the Disclosure Schedule), all of which Liens will be removed as of the Effective Time. "Franchise Business" means the subfranchising of Century 21 franchises in the regions permitted by the Company Subfranchise
     Agreement and the Northwest Subfranchise Agreement (as defined below) and related training and servicing to those franchises. "Franchise Business Assets" means the following: (i) the Century 21 Subfranchise Agreement, dated as of July 1, 1977, between the Company and Century 21 Real Estate Corporation, a Delaware corporation and a Subsidiary of HFS ("C21-Real Estate"), as amended by the First and Second Addendums thereto, each dated July 1, 1977, and any other amendments thereto (the "Company Subfranchise Agreement"); (ii) the Century 21 Subfranchise Agreement, dated as of December 13, 1973, between C21-Real Estate and C21-Oregon, as amended by the First, Second and Third Addendums thereto, dated December 13, 1973, December 13, 1973 and July 5, 1977, respectively, and any other amendments thereto (the "Northwest Subfranchise Agreement");
     (iii) the Century 21 Real Estate Franchise Agreements of Century 21 franchisees of the Company and its Subsidiaries (the "Franchise Agreements"), including all franchisee files, records and other information pertaining thereto; (iv) commission disbursement authorizations with respect to service fees owing to the Company and its Subsidiaries on open transactions as of the date following the Closing Date, whether reported or unreported, pursuant to agreements to convey real property, which agreements have been placed into the custody of a third party, as escrow holder, awaiting completion/fulfillment of all terms and conditions of such agreements, at which time the transactions represented thereby will close; (v) all patents, patent rights trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, technology and know-how and other proprietary rights and information relating to the Franchise Business (except those relating to the AmeriNet System described in the Non-Competition Agreements (as hereinafter defined));
     (vi) all office supplies, stationery and other materials which utilize the Century 21 name; (vii) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind relating to the Franchise Business; (viii) all advertising materials and all other printed or written materials relating to the Franchise Business; (ix) all permits, waivers, licenses, approvals and authorizations of governmental authorities or third parties relating to the ownership, possession or operation of the Franchise Business; and (x) all goodwill as a going concern and all other intangible properties relating to the Franchise Business.

     Notwithstanding the foregoing, Franchise Business Assets do not include the Company's interest in the litigation currently pending against Prudential Real Estate Affiliates, et al., or any other litigation listed in the Disclosure Schedule, including any recovery based on damage to the goodwill of the Company or lost revenues or profits of the Company. The Franchise Business Balance Sheet shall make provision for all liabilities or obligations (except those not required to be listed on a balance sheet) to be performed by the Retained Company following the Closing which existed as of the date of the Franchise Business Balance Sheet.

          (c) At the Effective Time, neither Spinco nor any of its Subsidiaries will use in the conduct of its business or own or have rights to use any assets or property, whether tangible, intangible or mixed, listed on the Franchise Business Balance Sheet. At the Effective Time neither Spinco nor any of its Subsidiaries will be a party to any material agreement with the Retained Company (other than the Ancillary Agreements), including, without limitation, any material Contract, providing for the furnishing of services or rental of real or personal property to or from, or otherwise relating to the business or operations of, any of the Retained Company or any of its Subsidiaries or pursuant to which the Retained Company or any of its Subsidiaries may have any obligation or liability.

          Section 3.6 LITIGATION. The Company has not received notification that any suit, claim, action, proceeding or investigation is pending or, to the knowledge of the Company, is any of the foregoing threatened, against the Company or any of its Subsidiaries before any Governmental Entity. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on the Company.

          Section 3.7 EMPLOYEE BENEFITS.

          (a) Section 3.10 of the Company Disclosure Schedule contains a list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit and compensation plans and any "change of control" or similar provisions which would apply to the transactions contemplated by this Agreement in any plan, program, contract or arrangement which cover employees or former employees ("Company Employees") of the Company or any entity which would have been considered one employer with the Company at any time during the six-year period immediately preceding the Effective Time under Section 4001 of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
     Section 414 of the Code (an "ERISA Affiliate") and all other benefit and compensation plans, programs, contracts or arrangements (regardless of whether they are funded or unfunded or [foreign or domestic]) covering Company Employees, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the ERISA (collectively, the "Compensation and Benefit Plans"). True and complete copies of all the Compensation and Benefit Plans, including any trust instruments and/or insurance contracts, if any, forming a part of any such plans, and all amendments thereto have been provided to HFS.

          (b) All of the Compensation and Benefit Plans are in material compliance with all applicable laws, including, without limitation, ERISA and the Code. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, is so qualified. Neither the Company nor any ERISA Affiliate has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any ERISA Affiliate to a tax or penalty imposed by either
     Section 4975 of the Code or Section 502(i) of ERISA in an amount which would have a material adverse effect on the Company. Neither the Company nor any ERISA Affiliate has contributed or been required to contribute to any Multiemployer Plan (as defined in ERISA).

          (c) No Pension Plans, currently or formerly maintained, contributed to or required to be contributed to, by the Company or any ERISA Affiliate are subject to Title IV of ERISA or to Section 412 of the Code.

          (d) All contributions required to be made or accrued as of December 31, 1995 under the terms of any Compensation and Benefit Plan for which the Retained Company or any of its Subsidiaries may have liability have been timely made or have been reflected on the Franchise Business Balance Sheet.

          (e) Neither the Retained Company nor any of its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except those which may be imposed under section 4980B of the Code and Part 6 of Title I of ERISA (for which the Retained Company is indemnified by Spinco pursuant to the Indemnification Agreement).

          (f) All Compensation and Benefit Plans covering foreign Company Employees comply in all material respects with applicable local law. The Company and its Subsidiaries have no unfunded liabilities in an amount which would have a material adverse effect on the Company with respect to any Pension Plan which covers foreign Company Employees.

          (g) The consummation of the transactions contemplated by this Agreement or in the Ancillary Agreements will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, except as provided in Section 6.4 hereof.

          (h) There are no pending, or the knowledge of the Company, threatened or anticipated claims by or on behalf of any Compensation and Benefit Plan, by any employee or beneficiary covered under any such Compensation and Benefit Plan, or otherwise involving any such Compensation and Benefit Plan (other than routine claims for benefits).

          Section 3.8 FINANCIAL STATEMENTS. Attached to this Agreement are the following financial statements (the "Company Financial Statements"), all of which have been prepared on a consolidated basis (except as otherwise indicated) in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated (except as may be indicated in the notes thereto):

               (a) Balance sheet of the Company and its Subsidiaries as of July 31, 1993 and 1995, audited by White, Nelson & Co., certified public accountants, and as of July 31, 1994, audited by Kenneth Leventhal & Company, certified public accountants, and unaudited, unconsolidated balance sheets of each of the Company, C21-Oregon, C21-Washington and C21-Idaho as of January 31, 1996, each of which presents fairly (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) as of its date the financial condition of the respective corporation; and

               (b) Consolidated statement of operations and cash flows of the Company and its Subsidiaries for the twelve (12) months ended July 31, 1993 and 1995, audited by White, Nelson & Co., certified public accountants, and for the twelve (12) months ended July 31, 1994, audited by Kenneth Leventhal & Company, certified public accountants, and unaudited, unconsolidated statements of operations and cash flows of each of the Company, C21-Oregon, C21-Washington and C21-Idaho for the six-month period ended January 31, 1996, each of which presents fairly (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the results of operations and cash flows of the respective corporation for the periods indicated.

               (c) With respect to the unaudited periods, all adjustments, consisting of only normal recurring items, necessary for a fair presentation of interim financial statements have been made.

          Section 3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as contemplated by this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries had at January 31, 1996, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature of a type required to be reflected on a balance sheet, except liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements for the six months ended January 31, 1996 or reflected in the notes thereto, or (ii) which were incurred after January 31, 1996 in the ordinary course of business consistent with past practice and which in the aggregate are not material to the business, results of operations or financial condition of the Company or which have been discharged or paid in full prior to the date hereof.

          Section 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS; MATERIAL AGREEMENTS. Since January 31, 1996, the Company and its Subsidiaries have conducted their business only in the ordinary and usual course consistent with past practice, and there has not been any change or development, or combination of changes or developments, which individually or in the aggregate have a material adverse effect on the Franchise Business.

          Section 3.11 NO VIOLATION OF LAW. To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with and neither the Company nor any of its Subsidiaries is in material violation of or is under investigation with respect to or has been given notice or been charged by any Governmental Entity with any material violation of any, law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Entity.

          Section 3.12 TAXES.

               (a)(i) The Company and its Subsidiaries have (x) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all

          Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (y) duly paid in full or made provision in accordance with generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof, except where the failure to file Tax Returns or to pay, or to provide for payment of, Taxes would not have a material adverse effect on the financial condition of the Company;

               (ii) Neither the Company nor any of its Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which is reasonably likely to have a material adverse effect on the Company;

               (iii) The Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws)

APITAL PRINTING SYSTEMS]
         and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

               (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings have been initiated or are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received any notice of any such audits or proceedings;

               (v) The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including July 31, 1991, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid;

               (vi) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

               (vii) Neither the Company nor any of its Subsidiaries is a party to, is bound by, nor has any obligation under, any agreement providing for the allocation or sharing of Taxes; (viii) Neither the Company nor its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
          Section 280G of the Code;

               (ix) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

               (x) Neither C21-Idaho, C21-Washington or C21-Oregon is insolvent for purposes of Section 332 of the Code; and

               (xi) Neither the Company nor any of its Subsidiaries have, as of the date of this Agreement, any deferred gain from a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or foreign law).

               (b) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          Section 3.13 LABOR MATTERS. To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with all laws relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and, as of the date hereof, no person has, to the knowledge of the Company, asserted that the Company or any of its Subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization, and, to the knowledge of the Company, as of the date hereof, there are no organizational efforts presently being made involving any of the employees of the Company or any of its Subsidiaries.

          Section 3.14 LICENSES. To the knowledge of the Company, the Company has, and as of the Closing Date the Retained Company will have, all permits, licenses, waivers and authorizations which are necessary for it to conduct its business in the manner in which it is presently being conducted (collectively, "Licenses"). To the knowledge of the Company, no event has occurred or other fact exists with respect to such Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination of any of such Licenses or would result in any other impairment of the rights of the holder of any of such Licenses. The Company and its Subsidiaries have duly performed their respective obligations under such Licenses in all material respects.

          Section 3.15 INTELLECTUAL PROPERTY.

          (a) The Company and its Subsidiaries own, or have valid rights to use, all trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, customer lists, rights in computer software and documentation, databases, training materials and other proprietary rights and information used or held for use in connection with the Franchise Business as currently conducted other than any of the foregoing as to which the rights of the Company or its Subsidiaries derive from HFS or any of its Subsidiaries, all of which are expressly excluded from the representations and warranties contained in this Section 3.15 (collectively, as so limited, "Intellectual Property"), subject to no material restrictions. The Disclosure Schedule lists all material licenses, sublicenses, software agreements and other agreements, other than (i) the Company Subfranchise Agreement and (ii) the Northwest Subfranchise Agreement, as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any Intellectual Property.

          (b) No claim has been asserted to the Company in writing, or, to the knowledge of the Company, orally, and is pending by any person challenging or questioning the ownership of any such Intellectual Property, nor does the Company know of any valid basis for any such claim. The Company has not received notice from any third party to the effect that the use of such Intellectual Property by the Company or any of its Subsidiaries may infringe on the rights of any person and the Company has no knowledge of any infringing use of any such Intellectual Property by any other person in the territory where the Company or any of its Subsidiaries does business. Neither the Company nor any of its Subsidiaries has granted to anyone else other than HFS and its affiliates or licensees the right to use any of the Intellectual Prop-erty except pursuant to the Franchise Agreements. Neither the Company nor any of its Subsidiaries are, nor will any be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

          Section 3.16 BROKERS OR FINDERS. Neither the Company nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any brokers' or finder's fee or any other commission or similar fee in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

          Section 3.17 TRANSACTIONS WITH AFFILIATES. As of the Closing Date hereof, (i) there will be no outstanding notes or other payables payable by the Retained Company to, or advances by the Retained Company to, and the Retained Company will otherwise not be a creditor or debtor of, any stockholder, officer, director, employee, Subsidiary or affiliate of the Retained Company, Spinco or its Subsidiaries, and (ii) the Retained Company will not be a party to any Contract with any stockholder, officer, director, or employee of the Retained Company, Spinco or any Subsidiary.

          Section 3.18 MATERIAL AGREEMENTS. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any Contract: (a) to undertake capital expenditures or to acquire any property involving the expenditure of $10,000 or more; (b) to loan money or to extend credit to any person or group of related persons in the amount of $10,000 or more;
     (c) which would restrict the Retained Company or any of its Subsidiaries or any affiliate of the Retained Company or any of its Subsidiaries from carrying on any business anywhere in the world or which would restrict the services which the Retained Company may sell or the customers to whom the Retained Company may sell; (d) involving any indebtedness, obligation or liability for borrowed money or the guaranty of any such indebtedness, obligation or liability in the amount of $10,000 or more; (e) involving the provision of services requiring the expenditure on an annual basis of $10,000 or more; (f) involving employment, consulting, compensation or severance obligations requiring payments on an annual basis of $10,000 or more and which is not cancellable on 30 days notice; (g) involving any lease of personal or real property having annual payments in excess of $10,000 or (h) which is otherwise material to the Company and its Subsidiaries taken as a whole or which is material to the Retained Company. To the knowledge of the Company, there is no breach or violation of, or default under any such Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, prepayment or acceleration under any such Contract. The Disclosure Schedule identifies the Contracts which will be included in the Franchise Business.

          Section 3.19 INSURANCE. All insurance policies relating to the Company and applicable to the Franchise Business (except those obtained by C21-Real Estate) are listed in the Disclosure Schedule and, to the knowledge of the Company, all such policies are in full force and effect. The Company has not received written notice of default under any such policy, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.

          Section 3.20 ENVIRONMENTAL LAWS.

          (a)(i) Each of the Company and its Subsidiaries complies and has complied in all material respects with all applicable Environmental Laws (as hereinafter defined), and possesses and complies with and has possessed and complied in all material respects with all Environmental Permits (as hereinafter defined) required under such laws; and (ii) to the knowledge of the Company, there are and have been no Materials of Environmental Concern (as hereinafter defined) or other conditions at any property owned, operated or otherwise used by the Company or any of its Subsidiaries now or in the past, or at any other location, that could reasonably be expected to give rise to liability of the Company or any Subsidiaries under any Environmental Law which, individually or in the aggregate, would have a material adverse effect on the Company. The Company has provided to HFS true and complete copies of all Environmental Reports (as hereinafter defined) in its possession or control.

          (b) As used in this Agreement:

               (i) "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Entity or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time on or prior to the Closing Date be in effect.

               (ii) "Environmental Permit" means any license, permit, order, approval, concession, registration, authorization, or qualification required under any Environmental Law.

               (iii) "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential non-compliance with, or actual or potential liability under, any Environmental Law that may in any way affect the Company or any Subsidiary.

               (iv) "Materials of Environmental Concern" means any waste, pollutant, or contaminant (whether or not defined or regulated as such under any Environmental Law), or any other substance of any kind (including without limitation petroleum or petroleum products, asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls, odors and radioactivity) regulated by or under, or which may otherwise give rise to liability under, any Environmental Law.

          Section 3.21 NATIONAL AD FUND. The Company has transmitted to C21-Real Estate the requisite amounts which are owing to the NAF and is presently in compliance in all material respects with all other material requirements of the Agreement Concerning National Advertising Fund (the "NAF") to which the Company and any of its Subsidiaries are a party to with C21-Real Estate. As of April 4, 1996, the Company and its Subsidiaries had approximately $457,460 owing to the NAF under its control, which amount was held in accounts at Union Bank, City of Industry, California.


                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF HFS

          HFS represents and warrants to the Company and Spinco as follows:

          Section 4.1 ORGANIZATION.

          (a) HFS and each of its Significant Subsidiaries (within the meaning of Rule 1-02(w) of Regulation S-X of the Rules and Regulations of the Securities and Exchange Commission) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on HFS. HFS and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business con-ducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on HFS.

          (b) As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to HFS means such event, change or effect which is materially adverse to the business, properties, assets, prospects, results of operations or financial condition of HFS and its Significant Subsidiaries taken as a whole or on the ability of HFS to consummate the transactions contemplated hereby, including the Merger.

          (c) HFS has heretofore made available to the Company a complete and correct copy of the charter and bylaws, each as amended to date, of HFS. HFS's charter and by-laws are in full force and effect. Neither HFS nor any of its Significant Subsidiaries is in violation of any provision of its charter or by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on HFS taken as a whole.

         Section 4.2  CAPITALIZATION.

          (a) As of the date hereof, the authorized capital stock of HFS consists of: (i) 300,000,000 shares of HFS

     Common Stock of which, as of March 21, 1996, 102,775,148 shares were issued and outstanding and no shares were held in treasury, (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, of which, as of March 21, 1996 no shares were issued and outstanding. All the outstanding shares of HFS's capital stock are, and all shares of HFS Common Stock which are to be issued pursuant to the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

          (b) Except as set forth on Schedule 4.2, as of March 21, 1996, there are no existing options, warrants, calls, subscriptions or other rights or other agreements, commitments, understandings or restrictions of any character relating to the issued or unissued capital stock of HFS or any of its Subsidiaries or obligating HFS or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other material equity interests in, HFS or of any of its Subsidiaries or securities convertible into or exchangeable for such shares, or equity interests or obligating HFS or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, commitment, understanding or restriction. As of the date of this Agreement, except as set forth on Schedule 4.2, there are no contractual obligations of HFS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of HFS or any of its Subsidiaries. Since March 21, 1996 and prior to the date hereof, no shares of HFS Common Stock have been issued except issuances of shares reserved for issuance as described above and issued in the ordinary course of business.

          Section 4.3 AUTHORITY. HFS has the requisite corporate power and authority to execute and deliver this Agreement and the Indemnification Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Indemnification Agreement by HFS and the consummation by HFS of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of HFS and no other corporate proceedings on the part of HFS are necessary to authorize this Agreement, the Indemnification Agreement or the Merger or for HFS to consummate the transactions so contemplated. This Agreement has been, and the Indemnification Agreement will be, duly executed and delivered by HFS and constitutes or, in the case of the Indemnification Agreement, will constitute a valid and binding obligation of HFS, enforceable against HFS in accordance with its terms except that such enforcement may be limited
     (i) by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) by general principles of equity (regardless of whether enforcement is sought in equity or at law).

          Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of HFS Common Stock being issued to the Stockholders pursuant hereto for resale, the HSR Act, filings under state securities or "blue sky" laws in connection with the resale of the shares of HFS Common Stock being issued to the Stockholders pursuant hereto, and the filing of the Certificate of Merger as required by the DGCL and CGCL, neither the execution, delivery or performance of this Agreement or the Indemnification Agreement by HFS nor the consummation by it of the transactions contemplated hereby or thereby nor compliance by HFS with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the charter or by-laws of HFS or any of its Subsidiaries,

     (ii) require any filing by HFS or its Subsidiaries with, or permit, authorization, consent or approval of, any Governmental Entity to be obtained by HFS or its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a Lien (as defined in Section 3.5) on any property or asset of HFS or its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Contract to which HFS or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or
     (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to HFS or any of its Subsidiaries except for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on HFS.

          (b) Neither HFS nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to HFS or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any material Contract except for any such conflicts, defaults or violations which have not and are not likely to have a material adverse effect on HFS.

          Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. HFS has made available to the Company (i) a copy of HFS's Form 10-K for the fiscal year ended December 31, 1995 (the "1995 10-K"), (ii) HFS's proxy statements relating to HFS's 1995 annual meeting of stockholders held on May 20, 1996 and the special meeting of stockholders held on January 22, 1996, (iii) description of the HFS Common Stock contained in Form 8-A dated September 16, 1992, including the amendment on Form 8-A/A dated September 1, 1995 and (iv) HFS's Current Reports on Form 8-K dated March 8, 1996 and April 9, 1996 (the foregoing being referred to herein, collectively, as the "HFS SEC Documents"). The HFS SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act, as the case may be. The consolidated financial statements of HFS included in the HFS SEC Documents comply as to form in all material respects with appli-cable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments which will not be material in amount) the consolidated financial position of HFS and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since the date of the 1995 10-K, HFS has not made any material change in its accounting principles, practices or methods, nor has there occurred any event which has had or might have a material adverse effect on the business, results of operations or financial condition of HFS.

          Section 4.6 BROKERS OR FINDERS. Neither HFS nor any of its Subsidiaries has any liability to any agent, broker, investment banker, financial advisor or other firm or person for any brokers' or finder's fee or any other commission or similar fee in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

          Section 4.7 FULL DISCLOSURE. As of the Closing Date, there will be no fact or condition which HFS has not disclosed to the Company which materially and adversely affects HFS and its Subsidiaries taken as a whole.

          Section 4.8 LITIGATION. There is no action, suit, claim, investigation or proceeding which is pending or, to the knowledge of HFS, threatened which questions the validity or propriety of this Agreement or any action to be taken by HFS in connection with this Agreement.

          Section 4.9 NO OTHER REPRESENTATIONS. HFS is relying on no other representations or warranties other than those contained in this Agreement and understands and agrees the Company is making no representation or warranty regarding the performance of the Franchise Business. To the knowledge of HFS, as of the date hereof, there are no facts or circumstances which could constitute a breach of the representations and warranties of the Company.


                                   ARTICLE V

                                   COVENANTS

          Section 5.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except for the Subsidiary-Parent Mergers, the Brother-Sister Merger, the Transfer, the

     Distribution and the other transactions contemplated by the Distribution Agreement, as contemplated or permitted by this Agreement or as provided in the Disclosure Schedule, or to the extent that HFS shall otherwise consent in writing, which consent shall not be unreasonably withheld:

               (a) ORDINARY COURSE. The Company shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and shall use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact the present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

               (b) DIVIDENDS; CHANGES IN STOCK. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, securities or property or any combination thereof) in respect of any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries.

               (c) ISSUANCE OF SECURITIES. The Company shall not, nor shall the Company permit any of its Subsidiaries to, issue, transfer, pledge or sell, or authorize or propose or agree to the issuance, transfer, pledge or sale of, any shares of its capital stock of any class, any other equity interests or any securities convertible into, or any rights, warrants, calls, subscriptions, options or other rights or agreements, commitments or understandings to acquire, any such shares, equity interests or convertible securities.

               (d) GOVERNING DOCUMENTS. The Company shall not, nor shall it permit any of its Subsidiaries to, amend or agree to amend its certificate of incorporation or by-laws or comparable organizational documents.

               (e) NO ACQUISITIONS; MATERIAL COMMITMENTS. The Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice or otherwise enter into any material commitment or transaction outside the ordinary and usual course of business consistent with past practice.

               (f) NO DISPOSITIONS. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the ordinary and usual course of business consistent with past practice.

               (g) INDEBTEDNESS. Except for transactions in the ordinary course of business, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur, assume, pre-pay, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money or (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any obligations of others, or (iii) make any loans, advances or capital contributions to, or investments in, any other person in an amount greater than $100,000.

               (h) CHANGES TO BENEFIT PLANS. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into, adopt, amend (except as may be required by law and except for immaterial amendments) or terminate any Compensation and Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice and the payment of bonuses to employees in the aggregate not to exceed $10,000, increase in any manner, the compensation or fringe benefits of any director, officer or employee or pay any benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

               (i) FILINGS. The Company shall promptly provide HFS (or its counsel) copies of all filings made by the Company with any federal, state or foreign Governmental Entity in connection with this Agreement, the Distribu-
         tion Agreement and the transactions contemplated hereby and thereby.

               (j) ACCOUNTING POLICIES AND PROCEDURES. The Company will not and will not permit any of its Subsidiaries to change any of its accounting principles, policies or procedures, except as may be required by United States generally accepted accounting principles.

               (k) LAWSUITS AND CLAIMS. The Company will not, and shall not permit any of its Subsidiaries to, settle or compromise any material suit or claim or threatened suit or claim.

               (l) CONTRACTS. The Company will not, and shall not permit any of its Subsidiaries to, modify, amend or terminate any Contract, waive, release, relinquish or assign any Contract or other right or claim or cancel or forgive any indebtedness owed to the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice or which is not material to the business of the Retained Company.

               (m) TAX MATTERS. The Company will not, and shall not permit any of its Subsidiaries to, make any tax election or settle or compromise any tax liability, in either case that is material to the Company or any of its Subsidiaries individually or taken as a whole.

               (n) SPINCO. The Company shall (i) not engage in or allow transfers of assets or liabilities or engage or enter into other transactions between the Company and its Subsidiaries, (ii) abide and cause Spinco to abide by their respective obligations under the Distribution Agreement, and (iii) not terminate or amend, or waive compliance with any obligations under, the Distribution Agreement.

               (o) OTHER ACTIONS. Notwithstanding the fact that such action might otherwise be permitted pursuant to this Section 5.1, the Company shall not knowingly, nor shall it permit any of its Subsidiaries to knowingly, take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would materially impair the ability of the Company to consummate the Distribution or the Merger in accordance with the terms hereof and of the Distribution Agreement or materially delay such consummation.

          Section 5.2 COVENANTS OF HFS.

               (a) Filings. HFS shall promptly provide the Company (or its counsel) copies of all filings made by HFS with any federal, state or foreign Governmental Entity in connection with this Agreement, the Distribution

          Agreement and the transactions contemplated hereby and thereby, other than those which would not otherwise be publicly made available, and provide the Company with any press releases it issues regarding matters of a material nature.

               (b) Consents. HFS will not unreasonably withhold a consent required under the Distribution Agreement.

               (c) Waivers. HFS shall cause C21-Real Estate to waive its rights of first refusal and consent to the transactions contemplated by this Agreement and the Distribution Agreement under the Company Subfranchise Agreement and the Northwest Subfranchise Agreement.

               (d) Other Actions. During the period from the date of this Agreement and continuing until the Effective Time, HFS agrees as to itself and its Subsidiaries that HFS shall not take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would materially impair the ability of HFS to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

                                  ARTICLE VI

                           ADDITIONAL AGREEMENTS AND
                           OTHER ADDITIONAL MATTERS

          Section 6.1 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. HFS agrees that it will take all necessary action
     (i) to promptly prepare and file with the SEC a registration statement (the "Registration Statement") to register the shares of HFS Common Stock being issued to the Stockholders pursuant hereto for resale, (ii) as may be required to have the Registration Statement declared effective under the Securities Act as promptly as practicable, and (iii) as may be required to be taken under applicable state securities or "blue sky" laws in connection with the resale of the shares of HFS Common Stock being issued to the Stockholders pursuant hereto.

          Section 6.2 ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of HFS, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and all other information concerning its business, properties and personnel as HFS may reasonably request. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence. Section

          6.3 STOCK EXCHANGE LISTING. HFS shall use its reasonable efforts to cause the shares of HFS Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Section

          6.4 EMPLOYEE MATTERS; EMPLOYEE BENEFIT PLANS. (a) Schedule 6.4(a) hereto sets forth a list of all employees of the Company and its Subsidiaries who, if the Effective Time occurred as of the date of this Agreement, will be offered employment with the Retained Company following the Distribution and the Merger (the "Retained Employees").

          (b) The Schedule 6.4(b) hereto sets forth (i) a list of all employees of the Company and its Subsidiaries who will become employees of Spinco following the Closing and whose services will be made available to the Retained Company (the "Transitional Employees") from the Closing Date until the earlier of the conversion of the business information systems of the Franchise Business to HFS' systems and September 30, 1996 (the "Transitional Employees") and (ii) the amount of annual salary to be paid to each Transitional Employee. Spinco agrees that the Retained Company shall have (i) the right to the services of each of the Transitional Employees to the extent that it requires, which may include up to substantially all of their working hours, at an hourly rate based on their annual compensation and a forty-hour week and (ii) the work requested to be performed by the Transitional Employees for the Retained Company to be completed on a timely basis. HFS agrees that Spinco shall be paid promptly for the services of the Transitional Employees upon receipt of an invoice from Spinco for their services.

          (c) Prior to the Distribution, the Company shall, and shall cause its Subsidiaries to, assign to Spinco or its Subsidiaries and/or terminate any employment and/or severance agreements with employees of the Company who are not

Retained Employees. The parties hereto acknowledge and agree that, whether or not such employment and severance agreements are so assigned and/or terminated, all liabilities and obligations under or arising from such agreements (or, with respect to such employees, under any severance plan or policy of the Company) shall be deemed to be "Spinco Liabilities," as such term is defined in the Distribution Agreement and the Company shall have no obligation or liability with respect thereto.

         (d) HFS shall not have any liability or obligation, including, without limitation, in respect of severance, to or for any employee or former employee of the Company or any of its Subsidiaries based upon events, occurrences or services performed by such employees or former employees for the Company or any of its Subsidiaries on or prior to the Closing Date and, in the case of employees of the Company or any of its Subsidiaries other than Retained Employees, following the Closing Date.

         Section 6.5 FEES AND EXPENSES. Except as set forth in the Distribution Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          Section 6.6 PRE-MERGER TRANSACTIONS. Prior to the Closing, the Company will take all reasonable action necessary to effect the Subsidiary-Parent Mergers, the Brother-Sister Merger, the Transfer, and the Distribution pursuant to the terms of the Distribution Agreement, which shall not be amended or modified without HFS's written consent where HFS's consent is required thereunder, which consent will not be unreasonably withheld.

          Section 6.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt written notice to HFS, and HFS shall give prompt written notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of the Company or HFS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.8 DEPOSIT AND ESCROW. Simultaneously with the execution of this Agreement, HFS has delivered to Wells Fargo Bank, N.A. (the "Escrow Agent") the sum of $5,000,000 as a good faith deposit, which sum (the "Deposit") is to be held in escrow pursuant to the Escrow Agreement (substantially in the form attached hereto as Exhibit D) until the Closing or the earlier termination of this Agreement pursuant to the terms of this Agreement. The Deposit shall be distributed as follows:

               (i) In the event that the Closing occurs, HFS and the Company shall instruct the Escrow Agent to return the Deposit to HFS;

               (ii) In the event that the Closing does not occur due to HFS's Default (as defined in Section 8.2 of this Agreement), and the Company elects, in its sole discretion, to waive its right to seek specific performance under Section 9.10 of this Agreement, HFS and the Company shall instruct the Escrow Agent that the Deposit should be delivered to the Company as and for liquidated damages for such Default; and thereafter any and all obligations and liabilities of the parties to each other with respect to the transactions contemplated by this Agreement shall terminate;

               (iii) In the event that the Closing does not occur due to the Company's Default, HFS and the Company shall instruct the Escrow Agent that the Deposit should be delivered to HFS;

               (iv) In the event that the Closing does not occur due to neither HFS's nor the Company's Default, HFS and the Company shall instruct the Escrow Agent to return the Deposit to HFS.

          Section 6.9 RELEASE AND DISCHARGE. Prior to or on the Closing Date, the Company will, on a basis and pursuant to documentation reasonably satisfactory to HFS, cause the Retained Company and its properties or assets to be released and discharged from any and all liabilities, obligations, indebtedness, guarantees, pledges and liens.

          Section 6.10 HFS SHARE ISSUANCE. Prior to the Closing, the Company understands and agrees that HFS and its Subsidiaries may issue additional shares of their capital stock and that such issuance shall not be a violation of the representations and warranties made by HFS pursuant to
     Section 7.2 hereof.

          Section 6.11 LEASE. Spinco agrees that at the Closing it will enter into a lease with HFS for a portion of the office located at 3400 Inland Empire Boulevard, Ontario,

     California in substantially the form set forth as Exhibit H hereto (the "Occupancy Agreement").

          Section 6.12 CERTAIN TAX-RELATED REPRESENTATIONS,

     COVENANTS AND OTHER MATTERS.

               (a) Tax Related Representations of HFS.

                    (i) HFS and its Subsidiaries wish to acquire only the
               Franchise Business and the Franchise Business Assets held by the Company and its Subsidiaries. They have no interest in operating, and are unwilling to acquire, any other business of the Company or its Subsidiaries, including, without limitation, the insurance business held by RIS (the "Insurance Business"). HFS is unwilling to engage in a transaction to acquire the Franchise Business if such transaction also would involve the acquisition of any of the Other Assets. "Other Assets" means all businesses, cash and other assets held by the Company and its Subsidiaries, other than the Franchise Business and the Franchise Business Assets. (ii) HFS owns directly 87.5 percent of the issued and outstanding shares of the sole outstanding class of capital stock of C21 Holding Corp., a Delaware corporation ("Holding"). Hold-ing owns directly all of the issued and outstanding shares of the sole outstanding class of capital stock of C21-Real Estate, which directly operates the Century 21 franchising business. In connection with its proposed acquisition of the Franchise Business from the Company, HFS has stated its intention to cause the Franchise Business to be directly operated by C21-Real Estate and has expressed its preference that the Franchise Business and the Franchise Business Assets be owned at the time of the acquisition by, and therefore acquired from, a single corporate owner.

                    (iii) The stock of C21-Real Estate owned by Holding has a
               value in excess of $100 million. Since September 1, 1995, (a) C21-Real Estate has been directly engaged in the Century 21 master franchising business in certain regions of the country and has owned assets with a value in excess of $100 million;
               (b) Holding has owned directly all of the issued and outstanding shares of the sole outstanding class of common stock of C21-Real Estate; and (c) HFS has owned directly 87.5 percent of the issued and outstanding shares of the sole outstanding class of capital stock of Holding.

                    (iv) There are no contractual obligations of HFS or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of HFS, Holding or C21-Real Estate and no options or other rights to acquire any capital stock of Holding or C21-Real Estate are outstanding; provided, however, that, pursuant to an agreement between Holding, HFS, and Robert
               W. Pittman and others (collectively, the "Management Stockholders") dated August 1, 1995, as amended (the "Subscription Agreement"), (i) the Management Stockholders hold certain preemptive rights with respect to Holding and its subsidiaries, and provided, further, that, pursuant to such Subscription Agreement, the Management Stockholders, generally, have the ability to subscribe for an amount of equity securities (e.g., any capital stock, or securities convertible into or exchangeable for any capital stock), pro rata to the Management Stockholders' proportional ownership of Holding's capital stock, that is offered by Holding or its subsidiaries,
               (ii) under certain condi-
               tions, HFS has a call option to purchase all of the Holding common stock owned by the Management Stockholders for the fair market value of such stock when the option is exercised (the "Exercise Price"), and the Management Stockholders have a put option to require HFS to purchase all of their Holding common stock at the Exercise Price and (iii) the Management Stockholders have been granted tag-along rights in respect of a sale by HFS of Holding common stock, if, after giving effect to such sale, HFS would own less than a majority of the Holding common stock.

               (b) Tax Related Covenants of HFS.

                    (i) To accomplish its business objective of causing all of the Century 21 business to be directly operated by C21-Real Estate, at the Closing and immediately following the Merger, HFS shall (a) contribute the Franchise Business and the Franchise Business Assets to Holding; and (b) cause Holding to contribute the Franchise Business and the Franchise Business Assets to C21-Real Estate, in transactions intended to be tax-free (i) pursuant to Section 351 of the Code and (ii) pursuant to Section 368(a)(2)(C) of the Code.

                    (ii) Following the Merger, HFS will not take or cause or
               permit any of its Subsidiaries to take any action, or suffer to exist any condition, including, without limitation, cessation of the Franchise Business, or sales or other dispositions of any of the Franchise Business Assets, that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code. For purposes of this section, the Parties agree that the following shall not constitute a breach by HFS of this covenant: (A) dispositions made in the ordinary course of business of any of the Franchise Business Assets, (B) transfers of any of the Franchise Business Assets pursuant to Section 368(a)(2)(C) of the Code, and (C) any action, omission or failure to take action by HFS in connection with the sale, exchange, transfer by gift or other disposition (including through transactions which would have the ultimate economic effect of a disposition, including but not limited to short sales and equity swap types of arrangements) (collectively, "Disposition") of shares of HFS Common Stock by a shareholder of the Company to any person where such Disposition is other than pursuant to a merger or other agreement to which HFS is a party pursuant to which such shareholder of the Company is legally compelled to make such Disposition.

               (c) Tax Related Covenants of the Company and Spinco.

                    (i) In order to facilitate the acquisition by HFS of the
               Franchise Business and the Franchise Business Assets and the operation and acquisition by Spinco of the Insurance Business and the Other Assets, respectively, the Company and Spinco, pursuant to Sections 2.1, 2.2 and Article III of the Distribution Agreement, will cause the following transactions to occur, in the following order, prior to the Merger:

                         (A) pursuant to a plan of complete liquidation and
                    merger, C21-Idaho will be merged into its parent corporation, C21-Oregon, with C21-Oregon continuing as the surviving corporation, in a transaction intended to be a tax-free liquidation pursuant to Section 332 of the Code;

                         (B) pursuant to a plan of complete liquidation and
                    merger, C21-Washington will
                    be merged into its parent corporation, C21-Oregon, with C21-Oregon continuing as the surviving corporation, in a transaction intended to be a tax-free liquidation pursuant to Section 332 of the Code;

                         (C) pursuant to a plan of complete liquidation and
                    merger, C21-Oregon will be merged into its parent corporation, the Company, with the Company continuing as the surviving corporation, in a transaction intended to be a tax-free liquidation pursuant to Section 332 of the Code, with the result that by operation of law the Company, prior to the Merger, will own the entire Franchise Business and all of the Franchise Business Assets (collectively, the three mergers described immediately above are referred to as the "Subsidiary-Parent Mergers");

                         (D) the Company will make a contribution to the
                    capital of Regional Insurance Services, Inc., a Washington corporation ("RIS"), which will then be a wholly-owned subsidiary of the Company, of any and all then-outstanding indebtedness of RIS to the Company;

                         (E) pursuant to a plan of merger, RIS will be merged
                    with and into Spinco (the "Brother-Sister Merger"), with Spinco continuing as the surviving corporation;

                         (F) pursuant to a plan of reorganization, the Company
                    will transfer as a contribution to the capital of Spinco certain assets of the Company, and Spinco will assume certain liabilities of the Company, which, in each case, HFS is unwilling to acquire (the "Transfer"), in a transaction that, together with the Distribution, is intended to be a tax-free reorganization pursuant to
                    Section 368(a)(1)(D) of the Code; and

                         (G) pursuant to a plan of reorganization, the Company
                    will distribute (the "Distribution") to the Stockholders all of the issued and outstanding shares of capital stock of Spinco (the "Spinco Common Stock") in redemption of a certain number of their shares of Company Common Stock, in a trans-action intended to be a tax-free distribution pursuant to
                    Section 355 of the Code.

               (ii) On or after the date of this Agreement and prior to the Merger, the Company will not take or cause or permit any of its Subsidiaries to take any action, or suffer to exist any condition, that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          6.13 COMPUTER ACCESS. For a reasonable time period not exceeding six months following the Merger, Spinco agrees that it will make available to, and allow HFS access to, any computer hardware, software, computer programs and systems and documentation relating to the Franchise Business in order for HFS to process information relating to the Franchise Business and to obtain and transfer such information to its own database.


                                  ARTICLE VII

                                  CONDITIONS


          Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

               (a) NYSE LISTING. The shares of HFS Common Stock issuable to the Company's Stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

               (b) HSR APPROVAL. Any applicable waiting period under the HSR Act shall have expired or been terminated.

               (c) OTHER APPROVALS. Other than the filing provided for by
          Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any other Governmental Entity, the failure to obtain which would have a material adverse effect on the Surviving Corporation and its Subsidiaries, the Retained Company or Spinco and its Subsidiaries, in each case where appropriate taken as a whole, shall have been filed, occurred or been obtained.

               (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each party agreeing to use all reasonable ef-forts to have any such order reversed or injunction lifted).

               (e) CONSUMMATION OF THE PRE-MERGER TRANSACTIONS. The Subsidiary-Parent Mergers, the Brother-Sister Merger, the Transfer and the Distribution shall have occurred in accordance with the Distribution Agreement.

               (f) NO ACTION. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority shall be pending or threatened against the Company, HFS, Spinco or any of their respective Subsidiaries challenging the validity or legality of the transactions contemplated by this Agreement or the Distribution Agreement, other than actions, suits or proceedings which, in the reasonable opinion of counsel to the parties hereto, are unlikely to result in an adverse judgment.

          Section 7.2 CONDITIONS OF OBLIGATIONS OF HFS. The obligation of HFS to effect the Merger is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by HFS:

               (a) REPRESENTATIONS AND WARRANTIES. (i) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent a representation and warranty speaks as of an earlier date in which case it shall be true as of the date at which it speaks, and HFS shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

               (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company and its Subsidiaries (including Spinco) shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Distribution Agreement at or prior to the Closing Date, and HFS shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

               (c) OPINIONS OF COUNSEL. HFS shall have received the opinion of Kindel & Anderson L.L.P., special counsel to the Company, substantially to the effect set forth in Exhibit 7.2(c) hereto.

               (d) TAX OPINION. HFS shall have received a copy of the written opinion to Spinco of Kindel & Anderson L.L.P., special counsel to the Company, which opinion shall specifically set forth the facts and legal analy-sis forming the basis of such opinion, that for federal income tax purposes:

                    (i) no gain or loss was recognized with respect to the
               Franchise Business Assets by C21-Idaho, C21-Washington, C-21-Oregon or the Company (collectively, the "Target Group") pursuant to the mergers of C21-Idaho and C21-Washington into C21-Oregon and the merger of C21-Oregon into the Company, except for any gain or loss which may have resulted (A) from the satisfaction or deemed satisfaction of any indebtedness between members of the Target Group, (B) from any corporation ceasing to be a member of the affiliated group filing consolidated federal income tax returns that had the Company as its common parent corporation or (C) from the termination of such affiliated group; and

                    (ii) the Merger will constitute a reorganization within
               the meaning of Section 368(a)(1)(A) of the Code and the Company and HFS will each be a party to the reorganization within the meaning of Section 368(b) of the Code, with the consequence that:

                               a. No gain or loss will be recognized by either the Company or HFS pursuant to the Merger;

                               b.  No gain or loss will be recognized by
                           the shareholders of the Company in the exchange of their Shares of Company Common Stock for shares of HFS Common Stock pursuant to the Merger (except to the extent cash is received in lieu of fractional shares of HFS Common Stock);

                               c.  The tax basis of the shares of HFS
                           Common Stock received by the shareholders of the Company in the exchange of Company Common Stock pursuant to the Merger will be the same as the tax basis immediately prior to the Merger of the Shares of Company Common Stock exchanged therefor (less any portion of such tax basis allocable to any fractional interest in any share of HFS Common Stock for which a shareholder of the Company receives cash); and

                               d.  The holding period of the HFS Com-
                           mon Stock received by the shareholders of the Company in exchange for Shares of Company

                           Common Stock pursuant to the Merger will include the period that the Shareholders held such Shares of Company Common Stock, provided such Shares were held as capital assets by the shareholders on the date of the Merger.

                    For purposes of rendering the foregoing opinion, counsel
               may receive and rely upon representations contained in appropriate certificates of the Company, Spinco, HFS and others.

                         (e) NON-COMPETITION AGREEMENTS. Non-Competition
                    Agreements substantially in the form attached as Exhibit E and Exhibit F hereto (the "Non-Competition Agree-ments") shall have been entered into by each of Philip J. Yeager and William P. Yeager, Sr., respectively.

                         (f) INDEMNIFICATION AND OCCUPANCY AGREEMENTS. The
                    Indemnification Agreement and Occupancy Agreement shall have been executed by Spinco.

                         (g) GUARANTY. The Guaranty substantially in the form
                    attached as Exhibit G hereto shall have been entered into by the parties thereto.

          Section 7.3 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by the Company in writing:

               (a) REPRESENTATIONS AND WARRANTIES. (i) Each of the representations and warranties of HFS contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation and warranty speaks as of an earlier date in which case it shall be true as of the date at which it speaks, and the Company shall have received a certificate signed on behalf of HFS by the chief executive officer or the chief operating officer of HFS to such effect.

               (b) PERFORMANCE OF OBLIGATIONS OF HFS. HFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of HFS by the chief executive officer or the chief operating officer of HFS to such effect.

               (c) OPINIONS OF COUNSEL. The Company and Spinco shall have received the opinions of Skadden, Arps, Slate, Meagher & Flom, special counsel to HFS, substan-tially to the effect set forth in Exhibit 7.3(c) hereto.

               (d) ADDITIONAL AGREEMENTS. The Indemnification Agreement and the Agreement for Continuation of Litigation, substantially in the Form of Exhibit I hereto (the "Litigation Agreement"), shall have been executed by HFS and Century 21 Real Estate Corporation.

               (e) NOTICE TO ESCROW AGENT. The Company shall have delivered instructions to the Escrow Agent to release the Deposit.

               (f) ADDITIONAL AGREEMENTS. Spinco and the other parties to the Indemnification and Non-Competition Agreements, which shall be substantially in the form set forth as Exhibit B, Exhibit E and Exhibit F hereto, respectively, shall have executed such agreements.

               (g) WAIVER OF RIGHTS OF FIRST REFUSAL. C21-Real Estate shall have waived in writing its rights of first refusal under the Company Subfranchise Agreement and the Northwest Subfranchise Agreement and consented to the transactions contemplated by this Agreement and the Distribution Agreement.

               (h) REGISTRATION STATEMENT EFFECTIVENESS. The Registration Statement shall have been declared effective, and all actions required to be taken under appli-cable state securities or "blue sky" laws in connection with the issuance of the shares of HFS Common Stock being issued to the Stockholders pursuant to this Agreement shall have been taken; provided, however, that if the foregoing condition that the Registration Statement shall have been declared effective by the SEC is waived by the Company, each holder of Company Common Stock at the Closing shall deliver an investment representation letter stating that the holder is holding the HFS Common Stock to be received in the Merger for investment and agreeing to a restrictive legend being placed on the certificates therefor regarding the non-registration of the HFS Common Stock being placed on the certificates therefor.


               (i) INSURANCE BUSINESS LICENSES. Spinco shall be licensed to conduct the Insurance Business in Washington, Oregon, Idaho and California.


                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

          Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by mutual written consent of HFS and the Company;

               (b) by either HFS or the Company if the Merger shall not have been consummated before May 15, 1996 (or if the Registration Statement is reviewed by the SEC, May 25, 1996; provided, however, that HFS agrees that the condition in Section 7.3(h) of this Agreement may be waived by the Company on or before May 14, 1996 and if so waived, there shall be no extension to May 25, 1996 as a result of SEC review of the Registration Statement) has caused the Registration Statement to not be effective by May 15, 1996) (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

               (c) by HFS if there has been a material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein or in the Distribution Agreement, or any material failure on the part of the Company to comply with its obligations hereunder or thereunder and such breach or failure is not cured if capable of cure by the Closing Date;

               (d) by the Company if there has been a material breach on the part of HFS in the representations, warranties or covenants of HFS set forth herein, or any material failure on the part of HFS to comply with its obligations hereunder and such breach or failure is not cured if capable of cure by the Closing Date; or

               (e) by HFS or the Company if there has been a material breach on the part of the other party in its representations, warranties, or covenants or a material failure on the part of the other to comply with its obligations hereunder and such breach or failure is not cured if capable of cure by the Closing Date.


          Section 8.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or HFS as provided in Section 8.1,
     (i) if such termination is not the result of a Default by either party, this Agreement and the Distribution Agreement shall forthwith become void and there shall be no liability or obligation on the part of HFS or the Company, and upon request therefor, each party shall redeliver all copies of all documents, work papers and other materials of any other party relating to or furnished in connection with the transactions contemplated by this Agreement to the party furnishing the same and (ii) if the Company terminates this Agreement because of HFS's Default and, in its sole discretion, elects not to seek specific performance under Section
     9.10 of this Agreement, the Company agrees that its only remedy shall be to receive the Deposit as liquidated damages. For purposes of this Section 8.2, "Default" shall mean: a party's failure to consummate this Agreement where all conditions to its obligations to consummate it were satisfied; or the breach of a material covenant which is not capable of being cured as of the Closing; or the failure to cure a material covenant prior to Closing after notice from the non-breaching party; or a material breach or material inaccuracy of a representation or warranty, which in the exercise of reasonable business judgment, would cause a person to not wish to consummate the transactions contemplated hereby.

          Section 8.3 WAIVER OF RESCISSION. Notwithstanding any breach or default by any party of any of their respective representations, warranties, covenants or agreements under this Agreement, if the transactions contemplated by this Agreement shall be consummated at the Closing, each such party waives, other than for fraud committed by another party, any rights that it or they may have to rescind this Agreement or the transactions consummated.


                                  ARTICLE IX

                                 MISCELLANEOUS

          Section 9.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and continue until the time provided in the Indemnification Agreement.

          Section 9.2 AMENDMENT. This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such Stockholders without such further approval.

          Section 9.3 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such exten-sion or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

          Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or 72 hours after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to HFS, to:
                           HFS Incorporated
                           339 Jefferson Road
                           Parsippany, New Jersey  07054-0278
                           Attn:  James E. Buckman, Esq.
                                      Executive Vice President
                                        and General Counsel
                           Telecopy:  (201) 428-3260

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                           New York, New York  10022
                           Attn:  Mark T. Shehan, Esq.
                           Telecopy:  (212) 735-2000

                           and

                  (b)      if to the Company, to:

                           Century 21 Region V, Inc.
                           3400 Inland Empire Boulevard,
                           Suite 205
                           Ontario, California 91764-5510
                           Attn:  William P. Yeager
                           Telecopy:  (909) 941-1093

                           with a copy to:

                           Kindel & Anderson L.L.P.
                           5959 Topanga Canyon Boulevard
                           Suite 244
                           Woodland Hills, California  91367
                           Attn:  Christopher J. Husa, Esq.
                           Telecopy:  (818) 346-6502

          Section 9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          Section 9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and de-livered to each of the other parties, it being understood that all parties need not sign the same counterpart.

          Section 9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the Distribution Agreement, the Indemnification Agreement, the Non-Competition Agreements, the Guaranty and the Escrow Agreement (including the documents and the instruments referred to herein and therein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person other than the Stockholders (who are hereby acknowledged to be third party beneficiaries of all such agreements) and the parties hereto and thereto any rights or remedies hereunder or thereunder.

          Section 9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

          Section 9.9 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought only in the United States District Court for the Central District of California or any California state court sitting in Los Angeles, California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 9.9 shall be deemed effective service of process on such party.

          Section 9.10 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.


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          Section 9.11 PUBLICITY. Except as otherwise required by law or the rules of NYSE, for so long as this Agreement is in effect, neither the Company nor HFS shall, nor shall they permit any of their Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

          Section 9.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise, other than in connection with the Merger), without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 9.13 PREVAILING PARTY EXPENSES. Should any legal action be instituted under, as a result of, or requiring reference to, this Agreement, the party or parties prevailing in such action shall be entitled to be reimbursed by the non-prevailing party or parties for all expenses and costs incurred by the prevailing party or parties in connec-


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




          tion with such action, including, without limitation, attorneys' fees.


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




     IN WITNESS WHEREOF, HFS, the Company and Spinco have caused this Agreement and Plan of Merger and Reorganization to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                            HFS INCORPORATED


                                            By:        /s/ JAMES E. BUCKMAN
                                                    -----------------------

                                                    Name:  James E. Buckman
                                                    Title: Executive Vice
                                                           President




                                            CENTURY 21 REGION V, INC.


                                            By:        /s/ PHILIP J. YEAGER
                                                    ----------------------
                                                    Name:  Philip J. Yeager
                                                    Title: Chairman and Chief
                                                           Executive Officer




                                            YEAGER REAL ESTATE AND FINANCIAL
                                                      SERVICES, INC.


                                            By:     /s/ W.P. YEAGER
                                                    ----------------------
                                                    Name:  W.P. Yeager
                                                    Title: President


                                      95